Exhibit 10.57
PURCHASED SERVICES AGREEMENT
     THIS PURCHASED SERVICES AGREEMENT (“Agreement”) is made and entered into on March 5, 2008, by and between GK FINANCING, LLC, a California limited liability company (“GKF”), or its wholly owned subsidiary whose obligation under this agreement shall be guaranteed by GKF, and USC UNIVERSITY HOSPITAL, Inc. (“Hospital”), with reference to the following facts:
R E C I T A L S
     WHEREAS, Hospital wants to obtain the right to use a Leksell Gamma Knife Perfexion (the “Equipment”), manufactured by Elekta Instruments, Inc., a Georgia corporation (“Elekta”); and
     WHEREAS, GKF is willing to provide Hospital with the right to use the Equipment which GKF has acquired from Elekta, pursuant to the terms and conditions of this Agreement; and
     WHEREAS, Hospital is willing to transfer ownership of its current Gamma Knife Model C unit, serial number                      (the “Model C”) to GKF for *.
A G R E E M E N T
     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Right to Use the Equipment. Subject to and in accordance with the covenants and conditions set forth in this Agreement, GKF hereby grants the right to use the Equipment to Hospital, and Hospital hereby accepts the right to use the Equipment from GKF. The Equipment to be placed at the Hospital pursuant to this Agreement shall include the Gamma Knife technology as specified in Exhibit 1, including all hardware and software related thereto.
     2. LGK Agreement. Simultaneously with the execution of this Agreement, Hospital and Elekta shall enter into that certain Leksell Gamma Knife End User Agreement (the “LGK Agreement”), a copy of which is attached hereto as Exhibit 2. Hospital shall perform, satisfy and fulfill all of its obligations arising under the LGK Agreement when and as required thereunder. Hospital acknowledges that GKF is a third party beneficiary of the LGK Agreement and, in that capacity, GKF shall be entitled to enforce Hospital’s performance, satisfaction and fulfillment of its obligations thereunder.
     3. Term of the Agreement. The initial term of this Agreement (the “Term”) shall commence as of the date hereof and, unless earlier terminated or extended in accordance with the provisions of this Agreement, shall continue for a period of ten (10) years following the date of the performance of the first clinical Procedure (as defined in Section 8) performed on the Equipment (the “First Procedure Date”) at the Site (as defined in Section 5.1). The parties agree to amend this Agreement to memorialize the First Procedure Date upon the performance of the first clinical Procedure performed on the Equipment. Hospital’s obligation to make the Purchased Services Payments to GKF for the Equipment described in Section 8 below shall commence as of the First Procedure Date.
     4. User License. Hospital shall apply for and use its reasonable efforts to obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to take possession of and maintain the Cobalt supply required in connection with the use of the Equipment during the term of this Agreement. Hospital also shall apply for and use its reasonable efforts to obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term, as more fully set forth in Article 2.1 of the LGK Agreement. GKF shall provide assistance to the Hospital in applying for and for obtaining all such licenses, permits, approvals, consents or authorizations. If the applicable regulatory authorities affirmatively decline to issue a required license, permit, approval, consent or authorization notwithstanding Hospital’s best efforts to obtain the same, all parties shall be released from further performance or any obligations or duties arising under this Agreement.
     5. Delivery of Equipment; Site.
          5.1 GKF shall coordinate with Elekta and Hospital to have the Equipment delivered to Hospital at the site at which the Model C is currently located, as described in Exhibit 5.1 of this Agreement (the “Site”), which delivery shall be on or prior to the delivery date agreed upon by Elekta and GKF when the Equipment is ordered by GKF. GKF makes no representations or warranties concerning delivery of the Equipment to the Site or the actual date thereof.
          5.2 Hospital shall provide access to the Site for the Equipment. GKF at its cost and expense shall prepare the Site for the Equipment in accordance with Elekta’s guidelines, specifications, technical instructions and site planning criteria (which site planning criteria are attached as Exhibit 5.2 of this Agreement) (collectively the “Site Planning Criteria”). The location of the Site has been agreed upon by Hospital and GKF as described in Exhibit 5.1 of this Agreement.
     6. Site Preparation, Deinstallation of Model C and Installation of Equipment.
          6.1 GKF, at its cost, expense and risk, shall prepare all plans and specifications required to construct and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications shall comply in all respects with the Site Planning Criteria and with all applicable federal, state and local laws, rules and regulations. All plans and specifications prepared by or on behalf of GKF (and all material changes thereto following approval by Hospital and Elekta) shall be subject to the written approval of Hospital and Elekta prior to commencement of construction at the Site. GKF shall provide Hospital and Elekta with a reasonable period of time for the review and consideration of all plans and specifications following the submission thereof for approval. Following approval of the plans and specifications by Hospital and Elekta, GKF, at its cost and expense, shall assist Hospital in obtaining all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to construct and improve the Site for the installation, use and operation of the Equipment.
          6.2 Based upon the plans and specifications approved by Hospital and Elekta, GKF, at its cost, expense and risk, shall prepare, construct and improve the Site as necessary for the installation, use and operation of the Equipment during the Term, including, without limitation, providing all temporary or permanent shielding required for the charging of the Equipment with the Cobalt supply and for its subsequent use, selecting and constructing a proper foundation for the Equipment and the temporary or permanent shielding, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. In connection with the construction of the Site, GKF, at its cost and expense, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required, if any, at the Site in connection with the use and operation of the Equipment, all in accordance with applicable federal, state and local laws, rules, regulations or custom.
          6.3 GKF, at its cost, expense and risk, shall be responsible for the installation of the Equipment at the Site, including the positioning of the Equipment on its foundation at the Site in compliance with the Site Planning Criteria.
          6.4 GKF ensures that, to its best knowledge, upon completion of construction, the Site shall (a) comply in all respects with the Site Planning Criteria and all applicable federal, state and local laws, rules and regulations, and (b) be safe and suitable for the ongoing use and operation of the Equipment during the Term.
          6.5 GKF at its cost, expense and risk, shall coordinate with Elekta the deinstallation and removal of the Model C including unloading and disposing of the cobalt.
          6.6 GKF shall use its reasonable efforts to satisfy its obligations under this Section 6 in a timely manner. GKF shall keep Hospital informed on a regular basis of its progress in the design of the Site, the preparation of plans and specifications, the construction and improvement of the Site, and the satisfaction of its other obligations under this Section 6. In all events, GKF shall complete all construction and improvement of the Site required for the installation, positioning and testing of the Equipment on or prior to the delivery date described in Section 5.1 above. During the Term, Hospital, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear excepted.

          6.7 GKF shall be responsible for all costs and expenses in connection with Section 6.1, 6.2, 6.3 and 6.5 up to *. All costs in excess of * shall be the responsibility of Hospital.
     7. Marketing Support. GKF, in coordination with Hospital, shall provide Hospital with marketing support for the service to be provided by Hospital using the Equipment. Notwithstanding the preceding sentence or any provision to the contrary herein, GKF shall not engage in any direct or indirect marketing or advertising of the Gamma Knife services to be rendered by Hospital during the term of this Agreement. Not less than ninety (90) days prior to the First Procedure Date and the commencement of each succeeding twelve (12) month period during the Term, GKF and Hospital shall develop a mutually agreed upon marketing budget and plan (“Plan”) for the clinical service to be supported by the Equipment for the succeeding twelve (12) month period of the Term. Once approved, the Plan shall be implemented by Hospital in accordance with its terms. If Hospital has not approved or disapproved of the Plan within thirty (30) days following its receipt, Hospital shall be deemed to have approved the same. All advertisements, brochures and other marketing materials pertaining to the Plan shall be subject to review and written approval by Hospital and GKF prior to their use. Hospital and GKF shall discuss the Plan on a regular basis not less than once per quarter. Hospital’s and any Hospital subsidiary’s or related corporation’s name, trademarks, service marks, or other identifying names, marks, images or designations shall be and remain the sole and exclusive property of Hospital, but which may be used in any approved marketing materials without payment of any license or royalty fee. As funds are expended by Hospital in accordance with the Plan, Hospital shall submit invoices (together with documentary evidence supporting the invoices) for its expenditures and, promptly following the receipt of such invoices, GKF shall reimburse Hospital for * of approved expenditures. GKF’s reimbursement to Hospital shall not exceed an average of * annually during the term of the Agreement. It is acknowledged by the parties that such expenses to be reimbursed by GKF as provided in Section 7 have been included in GKF’s calculation of Hospital’s Purchased Services Payments so as to allow GKF to recover such GKF expenses during the Term of this Agreement; provided that, without limiting or otherwise affecting Hospital’s obligation to pay the Purchased Services Payments as set forth herein.
     8. Purchased Services Payments.
          (a) The parties have negotiated this Agreement at arm’s length based upon reasonable, jointly derived, assumptions regarding the capacity for clinical services available from the Equipment, Hospital’s capabilities in providing high quality radiation oncology services and market dynamics, GKF’s risk in providing the Equipment, and the provision to GKF of a reasonable rate of return on its investment in support of the Equipment. Based thereon, the Parties believe that the “Purchased Services Payments” as defined below represent fair market value for the use of the Equipment, the deinstallation and removal of the Model C, the preparation, construction and improvement of the Site, and the marketing support and other services to be provided by GKF to Hospital hereunder. Hospital undertakes no obligation to perform any minimum number of Procedures on the Equipment and the use of the Equipment for

the performance of Procedures is wholly based on the independent judgment of physicians who order such Procedures to meet the medical needs of their patients.
          (b) In consideration for and as compensation to GKF for deinstallation and removal of the Model C, the preparation, construction and improvement of the Site, installation of the Equipment and marketing support and the other additional services to be provided by GKF under this Agreement, Hospital shall pay to GKF, on a monthly basis, the applicable per Procedure payments set forth in Exhibit 8 of this Agreement (the “Purchased Services Payments”) for each “Procedure” that is performed by Hospital or its representatives or affiliates, whether on an inpatient or outpatient basis, and irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices, including any “Additional GK Unit” (defined below); provided that no Purchased Services Payments shall be payable for any Procedures performed at the Hospital using the Cyberknife equipment as presently configured, upgraded or replaced and located at the Hospital on the date hereof. Notwithstanding the foregoing, and for the avoidance of doubt, if at any time in addition to the Equipment, Hospital purchases, leases or otherwise acquires the use of a Leksell Gamma Knife unit(s) of any model type or configuration (an “Additional GK Unit”), then, in addition to the Purchased Services Payments that are payable to GKF for Procedures performed using the Equipment as set forth above, Hospital shall pay to GKF the Purchased Services Payments on a monthly basis for any and all Procedures performed at the Hospital using the Additional GK Unit, whether on an inpatient or outpatient basis. As used herein, a “Procedure” means any treatment that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum.
          (c) GKF shall submit an invoice to Hospital on the fifteenth (15th) and the last day of each calendar month (or portion thereof) for the actual number of Procedures performed utilizing the Equipment (and, if applicable, any Additional GK Unit) during the first and second half of the calendar month, respectively. Upon request by GKF, Hospital shall inform GKF in writing as to the number of Procedures performed during that month utilizing the Equipment and any other equipment or devices. If no Procedures are performed by Hospital or any other person utilizing the Equipment (and, if applicable, any Additional GK Unit), no Purchased Services Payments shall be owing by Hospital to GKF. Hospital shall pay the invoice within forty-five (45) days after submission by GKF to Hospital. All or any portion of an invoice which is not paid in full within ninety (90) days after submission shall bear interest at the rate of one and one-half percent (1.50%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid invoice together with all accrued interest thereon is paid in full. Subject to Section 20.1.1 below, if GKF shall at any time accept a Purchased Services Payment from Hospital after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of GKF’s rights under this Agreement, including the rights of GKF set forth in Section 20 hereof.

          (d) Within ten (10) days after Hospital’s receipt of written request by GKF, GKF shall have the right to audit Hospital’s books and records (including, without limitation, the books and records pertaining to any other radiosurgery equipment or devices) during normal business hours to verify the number of Procedures that have been performed by Hospital utilizing the Equipment and any other equipment or devices, and Hospital shall provide GKF with access to such books and records; provided that any patient names or identifiers or other Protected Health Information shall not be disclosed.
     9. Use of the Equipment.
          9.1 The Equipment shall be used by Hospital only at the Site and shall not be removed therefrom. Hospital shall use the Equipment only in the regular and ordinary course of Hospital’s business operations and only within the capacity of the Equipment as determined by Elekta’s specifications. Hospital shall not use nor permit the Equipment to be used in any manner nor for any purpose which, in the opinion of Elekta or GKF, the Equipment is not designed or reasonably suitable.
          9.2 Notwithstanding anything to the contrary contained in this Agreement, this is an agreement of purchasing a service only. Nothing herein shall be construed as conveying to Hospital any right, title or interest in or to the Equipment, except for the express right to use the Equipment granted herein to Hospital for the Term. All Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to real property) and the title thereto shall at all times remain exclusively in GKF.
          9.3 During the Term, upon the request of GKF, Hospital shall promptly affix to the Equipment in a prominent place, or as otherwise directed by GKF, labels, plates, insignia, lettering or other markings supplied by GKF indicating GKF’s ownership of the Equipment, and shall keep the same affixed for the entire Term. Hospital hereby authorizes GKF to cause this Agreement or any statement or other instrument showing the interest of GKF in the Equipment to be filed or recorded, or refiled or re-recorded, with all governmental agencies considered appropriate by GKF. Hospital also shall promptly execute and deliver, or cause to be executed and delivered, to GKF any statement or instrument reasonably requested by GKF for the purpose of evidencing GKF’s interest in the Equipment, including financing statements and waivers with respect to rights in the Equipment from any owners or mortgagees of any real estate where the Equipment may be located.
          9.4 At Hospital’s cost and expense, Hospital shall (a) protect and defend GKF’s ownership of and title to the Equipment from and against all persons claiming against or through Hospital, (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges or legal processes imposed against Hospital, (c) give GKF immediate written notice of any matter described in clause (b), and (d) in the manner described in Section 22 below indemnify GKF harmless from and against any loss, cost or expense (including reasonable attorneys’ fees) with respect to any of the foregoing.

     10. Additional Covenants of Hospital. In addition to the other covenants of Hospital contained in this Agreement, Hospital shall, at its cost and expense:
          10.1 Provide properly trained professional, technical and support personnel and supplies required for the proper performance of Gamma Knife procedures utilizing the Equipment. In this regard, Hospital shall make reasonable efforts to maintain on staff a minimum of two (2) Gamma Knife trained teams comprised of neurosurgeons, radiation oncologists and physicists. The Gamma Knife shall be available for use by all credentialed neurosurgeons, radiation oncologists and physicists.
          10.2 Direct, supervise and administer the provision of all services relating to the performance of Procedures utilizing the Equipment in accordance with all applicable laws, rules and regulations.
          10.3 Provide reasonable and customary marketing materials (i.e. brochures, announcements, etc.) together with administrative and physician support (e.g., seminars for physicians by neurosurgeons and radiation therapists, in accordance with Hospital’s policies and procedures, etc.) for the Equipment to be operated by the Hospital. The obligation to provide marketing materials and administration and physician support shall be included in, and not in addition to, the annual marketing budget referenced in Section 7 above.
          10.4 Keep and maintain the Equipment and the Site fully protected, secure and free from unauthorized access or use by any person to the extent that Hospital provides security for its other radiation oncology services.
          10.5 Operate a fully functional radiation therapy department at the Site or Affiliate site which shall include the Equipment.
     11. Additional Covenants of GKF. In addition to the other covenants of GKF contained in this Agreement, GKF, at its cost and expense, shall:
          11.1 Use its best efforts to require Elekta to meets its contractual obligations to GKF and Hospital upon delivery of the Equipment and put the Equipment, as soon as reasonably possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer’s specifications, guidelines and field modification instructions.
          11.2 Cause Hospital to enjoy the use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF or granted to Elekta under the LGK Agreement.
     12. Maintenance of Equipment; Damage or Destruction of Equipment.
          12.1 During the Term and except as otherwise provided in this Agreement, GKF, at its cost and expense, shall (a) maintain the Equipment in good operating condition and repair, reasonable wear and tear excepted, and (b) maintain in full force and effect a service agreement with Elekta (“Service Agreement”) and any other service or other agreements required to fulfill GKF’s obligation to repair and maintain the Equipment under this Section 12. Hospital shall promptly notify GKF in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment, regardless of whether such repairs or maintenance are covered or not covered by the Service Agreement. GKF shall pursue all remedies available to it under the Service Agreement and under any warranties made by Elekta with respect to the Equipment so that the Equipment will be free from defects in design, materials and workmanship and will conform to Elekta’s technical specifications concerning the Equipment.
          12.2 GKF and Elekta shall have the right to access the Equipment for the purpose of inspection and the performance of repairs at all reasonable times, upon reasonable advance notice and with a minimum of interference or disruptions to Hospital’s regular business operations.
          12.3 Hospital shall be liable for, and in the manner described in Section 22 below shall indemnify GKF from and against, any damage to or destruction of the Equipment caused by the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Hospital’s officers, employees, agents, contractors and physicians. In the event the Equipment is damaged as a result of the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Hospital’s officers, employees, agents, contractors and/or physicians, to the extent such damage is not covered by the Service Agreement or any warranties or insurance, GKF may service or repair the Equipment as needed and the cost thereof shall be paid by Hospital to GKF immediately upon written request together with interest thereon at the rate of one and one-half percent (1.50%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and reasonable attorneys’ fees and costs incurred by GKF in collecting such amount from Hospital. Any work so performed by GKF shall not deprive GKF of any of its rights, remedies or actions against Hospital for such damages.
          12.4 If the Equipment is rendered unusable as a result of any physical damage to or destruction of the Equipment, Hospital shall give GKF written notice thereof. GKF shall determine, within thirty (30) days after it is given written notice of such damage or destruction, whether the Equipment can be repaired. In the event GKF determines that the Equipment cannot be repaired (a) subject to Section 12.3 above, GKF, at its cost and expense, shall replace the Equipment as soon as reasonably possible taking into account the availability of replacement equipment from Elekta, Elekta’s other then existing orders for equipment, and the then existing limitations on Elekta’s manufacturing capabilities, (b) the Term of this Agreement shall be extended for the period of time the Equipment is unusable, and (c) this Agreement shall continue in full force and effect as though such damage or destruction had not occurred. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be repaired as soon as reasonably possible thereafter. Hospital shall fully cooperate with GKF to effect the replacement of the Equipment or the repair of the Equipment (including, without limitation, providing full access to the Site) following the damage or destruction thereof.
     13. Alterations and Upgrades to Equipment.
          13.1 Hospital shall not make any modifications, alterations or additions to the Equipment (other than normal operating accessories or controls) without the prior written consent of GKF. Hospital shall not, and shall not permit any person other than representatives of Elekta or any other person authorized by GKF to, effect any inspection, adjustment, preventative or remedial maintenance, or repair to the Equipment without the prior written consent of GKF. All modifications, alterations, additions, accessories or operating controls incorporated in or affixed to the Equipment (herein collectively called “additions” and included in the definition of “Equipment”) shall become the property of the GKF upon termination of this Agreement.
          13.2 The necessity and financial responsibility for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be mutually agreed upon by GKF and Hospital. In the event GKF and Hospital agree to reload the Cobalt-60 source (i.e., in approximately the seventh (7th) year of the Term), and GKF pays the costs associated therewith, notwithstanding any provisions to the contrary herein, the initial Term shall be automatically extended for an additional two years.
     14. Financing of Equipment by GKF. GKF, in its sole discretion, may finance the Equipment. Financing may be in the form of an installment loan, a capitalized lease or other commercially available debt or financing instrument. If GKF finances the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral for the loan. If GKF finances the Equipment through a capitalized lease, title shall vest with the lessor until such time as GKF exercises its buy-out option under the lease, if any. If required by the lender, lessor or other financing entity (the “Lender”), GKF may assign its interest under this Agreement as security for the financing. Hospital’s interest under this Agreement shall be subject to the interests of the Lender.
     15. Equipment Operational Costs. Except as otherwise expressly provided in this Agreement, Hospital shall be responsible and liable for all costs and expenses incurred, directly or indirectly, in connection with the operation and use of the Equipment during the Term, including, without limitation, the costs and expenses required to provide trained physicians, professionals, and technical and support personnel, supplies and other items required to properly operate the Equipment and perform Procedures.
     16. Taxes. GKF shall pay all sales or use taxes imposed or assessed in connection with the use or purchase of the Equipment and all personal property taxes imposed, levied or assessed on the ownership and possession of the Equipment during the Term. All other taxes, assessments, licenses or other charges imposed, levied or assessed on the Equipment during the Term shall be paid by Hospital before the same shall become delinquent, whether such taxes are assessed or would ordinarily be assessed against GKF or Hospital; provided, however, Hospital shall not be required to pay any federal, state or local income, franchise, corporation or excise taxes imposed upon GKF’s net income realized from the lease of the Equipment. In case of a failure by either party to pay any taxes, assessments, licenses or other charges when and as required under this Section, the other party may pay all or any part of such taxes, in which event the amount paid by such paying party shall be immediately payable to the paying party upon written request together with interest thereon at the rate of at the rate of one and one-half percent (1.50%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less).
     17. No Warranties by GKF. Hospital warrants that as of the First Procedure Date, it shall have (a) thoroughly inspected the Equipment to the best of their knowledge, (b) determined that to the best of its knowledge the Equipment is consistent with the size, design, capacity and manufacture selected by it, and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Hospital intended purposes and is good working order, condition and repair. GKF will work with Hospital in good faith to remedy any problems identified in writing by Hospital during Hospital’s inspection. GKF SUPPLIES THE EQUIPMENT UNDER THIS AGREEMENT IN ITS “AS IS” CONDITION. GKF, NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER’S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE. As between GKF and Hospital, Hospital shall bear all risks with respect to the foregoing warranties. GKF shall not be liable for any direct, indirect and consequential losses or damages suffered by Hospital or by any other person, and Hospital expressly waives any right to hold GKF liable hereunder for, any claims, demands and liabilities arising out of or in connection with the design, manufacture, possession or operation of the Equipment, including, without limitation, injury to persons or property resulting from the failure of, defective or faulty design, operation, condition, suitability or use of the Equipment. All warranty or other similar claims with respect to the Equipment shall be made by Hospital solely and exclusively against Elekta and any other manufacturers or suppliers, but shall in no event be asserted against GKF. In this regard and with prior written approval of GKF, Hospital may, in GKF’s name, but at Hospital sole cost and expense, enforce all warranties, agreements or representations, if any, which may have been made by Elekta or manufacturers, suppliers or other third parties regarding the Equipment to GKF or Hospital. GKF shall not be responsible for the delivery or operation of the Equipment or for any delay or inadequacy of either or both of the foregoing.
     18. Termination for Economic Justification. If, following the initial thirty six (36) months after the First Procedure Date and following each subsequent 12 month period thereafter during the Term, based upon the utilization of the Equipment and other factors considered relevant by GKF in the exercise of its reasonable discretion, within a reasonable period of time after GKF’s written request, Hospital does not provide GKF with a reasonable economic justification to continue this Agreement and the utilization of the Equipment at the Hospital, then and in that event, GKF shall have the option to terminate this Agreement by giving a written notice thereof to Hospital not less than one hundred eighty (180) days prior to the effective date of the termination designated in GKF’s written notice. For purposes of this Section, “reasonable economic justification to continue this Agreement” shall not be deemed to exist if, during the twelve (12) month period immediately preceding the issuance of GKF’s written notice of termination, the “Net Cash Flow” is negative. As used herein, “Net Cash Flow” shall mean, for the applicable period, (a) the aggregate Purchased Services Payments during such period, minus (b) the sum of the aggregate (i) debt service on the Equipment, (ii) maintenance expenses, (iii) marketing support, and (iv) Equipment-related personal property taxes and insurance during such period.
     19. Options to Extend Agreement. As of the end of the Term, Hospital shall have the option either to:
          19.1 Extend the Term of this Agreement for a specified period of time and upon such other terms and conditions as may be agreed upon by GKF and Hospital;
          19.2 Terminate this Agreement as of the expiration of the Term.
Hospital shall exercise one (1) of the two (2) options referred to above by giving an irrevocable written notice thereof to GKF at least one (1) year prior to the expiration of the initial Term. Any such notice shall be sufficient if it states in substance that Hospital elects to exercise its option and states which of the two (2) options referred to above Hospital is exercising. If Hospital fails to exercise the option granted herein at least one (1) year prior to the expiration of the initial Term, the option shall lapse and this Agreement shall expire as of the end of the initial Term. Further, if Hospital exercises the option specified in Section 19.1 above and the parties are unable to mutually agree upon the length of the extension of the Term or any other terms or conditions applicable to such extension prior to the expiration of the Term, this Agreement shall expire as of the end of the initial Term.
     20. Events of Default by Hospital and Remedies.
          20.1 The occurrence of any one of the following shall constitute an event of default under this Agreement (an “Event of Default”):
               20.1.1 Hospital fails to pay any Purchased Services Payment when due pursuant to Paragraph 8 above and such failure continues for a period of thirty (30) days after written notice thereof is given by GKF or its assignee to Hospital; however, if Hospital cures the Purchased Services Payment default within the applicable thirty (30) day period, such default shall not constitute an Event of Default.
               20.1.2 Hospital attempts to remove, sell, transfer, encumber, assign, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein.

               20.1.3 Hospital fails to observe or perform any of its covenants, duties or obligations arising under this Agreement or the LGK Agreement and such failure continues for a period of thirty (30) days after written notice thereof by GKF to Hospital; however, if Hospital cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, Hospital commences to cure the default during the initial thirty (30) day period and Hospital diligently completes the cure within sixty (60) days following the end of the thirty (30) day period, such default shall not constitute an Event of Default.
               20.1.4 Hospital ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.
               20.1.5 Within sixty (60) days after the commencement of any proceedings against Hospital seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without Hospital consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.
               20.1.6 Hospital is suspended or terminated from participation in the Medicare program.
          20.2 Upon the occurrence of an Event of Default with respect to Hospital, GKF may at its option do any or all of the following:
               20.2.1 By written notice to Hospital, immediately terminate this Agreement as to the Equipment, wherever situated. As a result of the termination, GKF may enter upon the Site and remove the Equipment without liability of any kind or nature for so doing or GKF may demand that Hospital remove and return the Equipment to GKF, all at Hospital sole cost and expense.
               20.2.2 Recover from Hospital as liquidated damages for the loss of the bargain represented by this Agreement and not as a penalty an amount equal to the present value of the unpaid estimated future Purchased Services Payments to be made by Hospital to GKF through the end of the Term discounted at the rate of * which liquidated damages shall become immediately due and payable. The unpaid estimated future Purchased Services Payments shall be based on the prior twelve (12) months Purchased Services Payments made by Hospital to

GKF hereunder with an annual * increase thereof through the end of the Term. Hospital and GKF acknowledge that the liquidated damages formula set forth in this Section 20.2.2 constitutes a reasonable method to calculate GKF’s damages resulting from an Event of Default under the circumstances existing as of the date of this Agreement. The liquidated damages remedy available under this Section 20.2.2 shall apply if and only to the extent an Event of Default has occurred under Sections 20.1.1 and/or 20.1.2 above.
               20.2.3 Sell, dispose of, hold, use or lease the Equipment, as GKF in its sole and absolute discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar Equipment owned or leased by GKF).
               20.2.4 Exercise any other right or remedy which may be available to GKF under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action, without affecting GKF’s title or right to possession of the Equipment, to enforce the terms hereof or to recover damages for the breach hereof or to cancel this Agreement as to the Equipment.
               20.2.5 In addition to the foregoing remedies, Hospital shall be liable to GKF for all reasonable attorneys fees, costs and expenses incurred by GKF as a result of the Event of Default or the exercise of GKF’s remedies.
          20.3 Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or available under applicable law following an Event of Default, Hospital shall, without further request or demand, pay to GKF all Purchased Services Payments and other sums owing under this Agreement. In the event that Hospital shall pay the liquidated damages referred to in Section 20.2.2 above to GKF, GKF shall pay to Hospital promptly after receipt thereof all rentals or proceeds received from the reletting or sale of the Equipment during the balance of the initial Term (after deduction of all costs and expenses, including reasonable attorneys fees and costs, incurred by GKF as a result of the Event of Default), said amount never to exceed the amount of the liquidated damages paid by Hospital. However, Hospital acknowledges that GKF shall have no obligation to sell the Equipment. Hospital shall in any event remain fully liable for all damages as may be provided by law and for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs and reasonable attorneys’ fees. The rights and remedies afforded GKF under this Agreement shall be deemed cumulative and not exclusive, and shall be in addition to any other rights or remedies to GKF provided by law or in equity.
     21. Insurance.
          21.1 During the Term, GKF shall, at its cost and expense, purchase and maintain in effect an all risk property and casualty insurance policy covering the Equipment. The all risk property and casualty insurance policy shall be for an amount not less than the replacement cost of the Equipment. Hospital shall be named as an additional insured party on the all risk property and casualty insurance policy to the extent of its interest in the Equipment arising under this Agreement. The all risk property and casualty insurance policy maintained by GKF shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Hospital upon request following the commencement of this Agreement and as of each annual renewal of such policy during the Term.
          21.2 During the Term, Hospital shall, at its cost and expense, purchase and maintain in effect general liability and professional liability insurance policies covering the Site (together with all premises where the Site is located) and the use or operation of the Equipment by Hospital or its officers, directors, agents, employees, contractors or physicians. The general liability and professional liability insurance policies shall provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual aggregate. GKF shall be named as additional insured party on the general liability and professional liability insurance policies to be maintained hereunder by Hospital. The policies to be maintained by Hospital hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Hospital upon request to GKF no later than the First Procedure Date and as of each annual renewal of such policies during the Term.
          21.3 During the construction of the Site and prior to the First Procedure Date, Hospital, at its cost and expense, shall purchase and maintain a general liability insurance policy which conforms with the coverage amounts and other requirements described in Section 21.2 above and which names GKF as an additional insured party. The policy to be maintained by Hospital hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Hospital to GKF prior to the commencement of any construction at the Site.
          21.4 During the Term, Hospital shall purchase and maintain all workers compensation insurance to the maximum extent required by applicable law.
     22. Indemnification.
          22.1 Hospital shall be liable for and shall indemnify, defend, protect and hold GKF and its members, managers, officers, employees, agents and contractors (collectively “GKF”) harmless from and against all losses, claims, damages, liabilities, assessments, deficiencies, actions, proceedings, orders, judgments, liens, costs and other expenses (including reasonable attorney’s fees) of any nature or kind whatsoever asserted against or incurred by GKF (collectively “Damages”) which in any manner arise out of or relate to (a) the failure by Hospital to fully perform, observe or satisfy its covenants, duties or obligations contained in this Agreement or in the LGK Agreement; (b) negligent, intentional or wrongful acts or omissions by Hospital or any of its officers, directors, agents, contractors (or their subcontractors), or employees in connection with the use and operation of the Equipment during the Term; (c) defects arising out of materials or parts provided, modified or designed by Hospital for or with respect to the Site; (d) the maintenance of the Site during the Term by Hospital; (e) Damages to the Equipment caused by the negligent or wrongful acts or omissions of Hospital, its agents, officers, employees or contractors (if the Equipment is destroyed or rendered unusable, subject to Section 22.6 below, this indemnity shall extend up to (but not exceed) the full replacement value of the Equipment at the time of its destruction less salvage value, if any); (f) the events or occurrences described in Article 7.3 of the LGK Agreement to the same extent that Hospital agrees to indemnify Elekta thereunder (other than with respect to the failure of the Site to comply with the Site Planning Criteria or defective maintenance of the Equipment under the Service Agreement); and (g) any other matters for which Hospital has specifically agreed to indemnify GKF pursuant to this Agreement.
          22.2 Upon the occurrence of an event for which GKF is entitled to indemnification under this Agreement, GKF shall give written notice thereof to Hospital setting forth the type and amount of Damages. If the indemnity relates to a Third Party Claim (as defined in Section 22.3 below), the matter shall be subject to Section 22.3 below. If the indemnity relates to any Damages other than a Third Party Claim, not more than thirty (30) days after GKF’s written notice is given, Hospital shall acknowledge its obligation in writing to GKF to indemnify hereunder and pay the Damages in full to GKF.
          22.3 GKF shall give written notice to Hospital as soon as reasonably possible after GKF has knowledge of any third party claim or legal proceedings (“Third Party Claim”) for which GKF is entitled to indemnification under this Section 22. Hospital shall (a) immediately assume, at its sole cost and expense, the defense of the Third Party Claim with legal counsel approved by GKF (which approval will not be unreasonably withheld, delayed or conditioned), and (b) as soon as reasonably possible after GKF’s written notice is given to Hospital, acknowledge in writing to GKF its obligation to indemnify GKF in accordance with the terms of this Agreement. If Hospital fails to assume the defense of a Third Party Claim or fails to timely acknowledge in writing its obligation to indemnify GKF, GKF may assume the defense of the Third Party Claim in the manner described in Section 22.4 below. GKF shall cooperate with Hospital in the defense of any Third Party Claim. Any settlement or compromise of a Third Party Claim to which GKF is a party shall be subject to the express written approval of GKF, which approval shall not be unreasonably withheld, delayed or conditioned as long as an unconditional term of the settlement or compromise is the full and absolute release of GKF from all Damages arising out of the Third Party Claim. GKF, at its own cost and expense, may participate on its own behalf with legal counsel of its own selection in the defense of any Third Party Claim which may have a material impact on GKF.
          22.4 If Hospital fails to promptly assume the defense of any Third Party Claim, GKF may assume the defense of the Third Party Claim with legal counsel selected by GKF, all at the Hospital’s cost and expense. The defense of an action by GKF under this Section 22.4 shall not impair, limit or otherwise restrict Hospital’s indemnification obligations arising under this Section 22 or GKF’s right to enforce such obligations.

          22.5 The indemnity obligations under this Section 22 shall expire on the date that is five (5) years following the expiration or termination of this Agreement.
          22.6 The indemnification obligations set forth in this Agreement are intended to supplement, and not supersede, supplant or replace, any coverage for Damages which may be available under any insurance policies that may be maintained by GKF or Hospital. In the event any Damages may be covered by insurance policies, the parties shall exercise good faith and use their best efforts to obtain the benefits of and apply the available insurance coverage to the Damages subject to indemnification under this Agreement. In the event that an insurer provides coverage under an insurance policy on the basis of a “reservation of rights”, the indemnification obligations under this Agreement shall apply to all Damages which are finally determined as not being covered under the insurance policy.
     23. Miscellaneous.
          23.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Hospital shall not assign this Agreement or any of its rights hereunder or sublease the Equipment without the prior written consent of GKF, which consent shall not be unreasonably withheld ; provided, however that the Hospital may assign this Agreement without prior written consent of GKF to an entity controlled by, controlling, or under common control with the Hospital and which entity is the holder of the general acute care hospital license for the facility at which the Equipment is located, and provided further, that such entity shall have credit rating and financial position equivalent to that of Hospital as reasonably determined by GKF. An assignment or sublease shall not relieve Hospital of any liability for performance of this Agreement during the remainder of the Term. Any purported assignment or sublease made without GKF’s prior written consent shall be null, void and of no force or effect ; provided, however that the Hospital may assign this Agreement without prior written consent of GKF to an entity controlled by, controlling, or under common control with the Hospital and which entity is the holder of the general acute care hospital license for the facility at which the Equipment is located, and provided further, that such entity shall have a credit rating and financial position equivalent to that of Hospital as reasonably determined by GKF.
          23.2 Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.
          23.3 Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.
          23.4 Attorney’s Fees and Costs. In the event of any action, arbitration or other proceedings between or among the parties hereto with respect to this Agreement, the non-prevailing party or parties to such action, arbitration or proceedings shall pay to the prevailing party or parties all costs and expenses, including reasonable attorneys’ fees, incurred in the defense or prosecution thereof by the prevailing party or parties. The party which is a “prevailing party” shall be determined by the arbitrator(s) or judge(s) hearing the matter and shall be the party who is entitled to recover his, her or its costs of suit, whether or not the matter proceeds to a final judgment, decree or determination. A party not entitled to recover his, her or its costs of suit shall not recover attorneys’ fees. If a prevailing party or parties shall recover a decision, decree or judgment in any action, arbitration or proceeding, the costs and expenses awarded to such party may be included in and as part of such decision, decree or judgment.
          23.5 Entire Agreement; Amendment. This Agreement together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto.
          23.6 Number and Gender. Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.
          23.7 Effect of Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience or reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.
          23.8 Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement.
          23.9 Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of California applicable to agreements made and to be performed in that State.
          23.10 Exhibits. All exhibits attached hereto and referred to in this Agreement are hereby incorporated by reference herein as though fully set forth at length.
          23.11 Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.
          23.12 Representations. Each of the parties hereto represents (a) that no representation or promise not expressly contained in this Agreement has been made by any other party hereto or by any of its agents, employees, representatives or attorneys; (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, other than such as are set forth expressly in this Agreement; (c) that it has been represented by counsel of its own choice in this matter or has affirmatively elected not to be represented by counsel; (d) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (e) it has full power and authority to execute, deliver and perform this Agreement, and (f) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other similar action.
          23.13 Non-Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.
          23.14 Notices. All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (a) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (b) by next business day air courier service (e.g., Federal Express or other similar service) (in which case such notice shall be deemed given on the business day following deposit with the air courier service), or (c) by United States mail, first class, postage prepaid, registered or certified, return receipt requested (in which case such notice shall be deemed given on the third (3rd) day following the date of mailing), and properly addressed as follows:

To GKF:	Craig K. Tagawa
Chief Executive Officer
GK Financing, LLC
Four Embarcadero Center, Suite 3700
San Francisco, CA 94111

To Hospital:	University of Southern California University Hospital
1500 San Pablo Street
Los Angeles, CA 90033
Attn: Debbie Walsh
Chief Executive Officer

A party to this Agreement may change his, her or its address for purposes of this Section by giving written notice to the other parties in the manner specified herein.
          23.15 Special Provisions Respecting Medicare and Medicaid Patients
               23.15.1 Hospital and GKF shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v)(1)(I) of the Social Security Act.
               23.15.1 For the purpose of compliance with Section 1861(v)(1)(I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements (a) Until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs, and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.
          23.16 Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement. Notwithstanding the foregoing, and for the avoidance of doubt, no reductions or other changes to reimbursement amounts and/or payment methodology(ies) pertaining to any third party payors or governmental programs, including, without limitation, Medicare, Medicaid, any other federal or state programs, and/or any commercial payors, shall be deemed to constitute a force majeure event under this Section, and shall not excuse or delay a party’s performance under this Agreement.

          23.17 Independent Contractor. It is mutually understood and agreed that nothing in this Agreement is intended nor shall be construed to create between GKF and Hospital, with respect to their relationship hereunder, an employer/employee relationship, a partnership or joint venture relationship, or a landlord/tenant relationship.
          23.18 Notice. The parties hereto agree that, notwithstanding anything to the contrary set forth in this Agreement, this Agreement is and shall be treated and interpreted as a “finance lease,” as such term is defined in the California Uniform Commercial Code, that GKF shall be treated as a finance lessor who is entitled to the benefits and releases from liability accorded to a finance lessor under the California Uniform Commercial Code. In furtherance of the foregoing, Hospital acknowledges that, before signing this Agreement, GKF has informed Hospital in writing (a) that Elekta is the entity supplying the Equipment to GKF, (b) that Hospital is entitled under the California Uniform Commercial Code to the promises and warranties, including those of any third party, provided to GKF by Elekta which is the entity supplying the goods in connection with or as part of the contract by which GKF acquired the Equipment or the right to possession and use of the Equipment, and (c) that Hospital may communicate with Elekta and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies. Hospital also acknowledges that Hospital has selected Elekta to supply the Equipment and has directed GKF to acquire the Equipment or the right to possession and use of the Equipment from Elekta.
          23.19 Transfer of Title to Model C. Effective upon the commencement of the deinstallation by GKF of the Model C, and for a purchase price of * Hospital shall sell, assign, transfer and convey to GKF, and GKF shall purchase and acquire the Model C from Hospital, free and clear of all liens, encumbrances and adverse claims. In furtherance of the foregoing, concurrently with the execution of this Agreement, Hospital shall deliver to GKF a duly executed bill of sale in substantially the form set forth on Exhibit 23.19 attached hereto. Hospital shall be responsible for any sales and use taxes levied by any state or political subdivision thereof which may become due and owing by reason of the sale of the Model C.
          23.20 Compliance Obligations. It is acknowledged that GKF is a vendor whose sole connection with Tenet is providing medical supplies or equipment to Tenet, and therefore, GKF is not a “Covered Person” that is subject to compliance with the Corporate Integrity Agreement between the Office of the Inspector General of the Department of Health and Human Services, and Tenet Healthcare Corporation.
          23.21 Exclusion Lists Screening. Group shall screen all of its current and prospective owners, legal entities, officers, directors, employees (“Screened Persons”) against (a) the United States Department of Health and Human Services/Office of Inspector General List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov), and (b) the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov) (collectively, the “Exclusion Lists”) to ensure that none of the Screened Persons (y) are currently excluded, debarred, suspended, or otherwise ineligible to participate in Federal healthcare programs or in Federal procurement or nonprocurement programs, or (z) have been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but have not yet been excluded, debarred, suspended, or otherwise declared ineligible (each, an “Ineligible Person”). If, at any time during the term of this Agreement any Screened Person becomes an Ineligible Person or proposed to be an Ineligible Person, Group shall immediately notify Hospital of the same. Screened Persons shall not include any employee, contractor or agent who is not providing services under this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“GKF”	GK FINANCING, LLC

	By:	/s/ Ernest A. Bates Ernest A. Bates, M.D.,
Policy Committee Member

“HOSPITAL”	USC UNIVERSITY HOSPITAL

	By:	/s/ Debbie Walsh Debbie Walsh
Chief Executive Officer

Exhibit 1
GAMMA KNIFE TECHNOLOGY

Exhibit 2
LGK AGREEMENT

Exhibit 5.1
DESCRIPTION OF SITE

Exhibit 5.2
SITE PLANNING CRITERIA

Exhibit 8
PER PROCEDURE PAYMENTS

Year	Annual Procedures Performed	Fee Per Procedure

1-10	*
Notwithstanding anything to the contrary set forth herein, for purposes of determining the per procedure payment, the number of annual procedures performed shall be reset to zero (0) at the commencement of each anniversary of the First Procedure Date.

Exhibit 23.19
BILL OF SALE
     This BILL OF SALE (the “Bill of Sale”), is dated the 5th day of March 2008, but is made effective on the “Effective Date” (defined below), by and between GK FINANCING, LLC, a California limited liability company (“GKF”), and USC UNIVERSITY HOSPITAL (“Hospital”), with reference to the following facts:
RECITALS
     WHEREAS, Hospital and GKF are parties to a certain Purchased Services Agreement (the “Agreement”), pursuant to which, among other things, GKF has agreed to deinstall and purchase from Hospital, and Hospital has agreed to sell to GKF, the Gamma Knife Model C unit currently owned by Hospital, serial number                      (the “Model C”). Capitalized terms used herein without definition shall have the same meanings ascribed to them in the Agreement.
     WHEREAS, this Bill of Sale shall be executed and delivered by Hospital to GKF concurrently with the execution and delivery of the Agreement, provided that this Bill of Sale shall not become effective until and upon the commencement of the deinstallation by GKF of the Model C, as indicated in writing by GKF to Hospital (the “Effective Date”).
     NOW, THEREFORE, in consideration of the payment by GKF of the sum of One Dollar ($1.00), and in further consideration of the mutual covenants and agreements contained in the Agreement, the receipt and sufficiency of which consideration are hereby acknowledged, Hospital hereby covenants and agrees as follows:
1.	As of the Effective Date, Hospital hereby sells, conveys, assigns, transfers and delivers to GKF, and GKF hereby accepts, all of Hospital’s right, title and interest in and to the Model C, free and clear of all liens, encumbrances and adverse claims.

TO HAVE AND TO HOLD, all and singular, for its own use forever, the Model C hereby sold, assigned, transferred, conveyed and delivered, or intended so to be, unto GKF, its successors and assigns forever.

2.	HOSPITAL IS SELLING THE MODEL C IN ITS “AS IS,” “WHERE IS” CONDITION. HOSPITAL, NOT BEING THE MANUFACTURER OF THE MODEL C OR THE MANUFACTURER’S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE MODEL C’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE, AND ALL WARRANTIES, EXPRESS OR IMPLIED, ARE EXCLUDED FROM THIS BILL OF SALE AND SHALL NOT APPLY TO THE GOODS SOLD. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY LAW, THE DISCLAIMERS CONTAINED HEREIN ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY

LAW, RULE OR ORDER. THIS BILL OF SALE IS IN ALL RESPECTS SUBJECT TO THE PROVISIONS OF THE AGREEMENT AND IS NOT INTENDED IN ANY WAY TO SUPERSEDE, LIMIT OR QUALIFY ANY PROVISION OF THE AGREEMENT.

3.	Further Assurances. Each party hereby agrees to make, execute, acknowledge and deliver any and all further documents and instruments, and to do and cause to be done all such further acts, reasonably requested by the other party to evidence and/or in any manner to perfect the transfer and assignment to GKF of the Model C.

4.	Successors. This Bill of Sale shall inure to the benefit of and is binding upon the respective successors and assigns of Hospital and GKF.
     IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be executed and delivered effective as of the date first written above.

“GKF”	GK FINANCING, LLC

	By:	/s/ Ernest A. Bates Ernest A. Bates, M.D.,
Policy Committee Member

“HOSPITAL”	USC UNIVERSITY HOSPITAL

	By:	/s/ Debbie Walsh Debbie Walsh
Chief Executive Officer